Exhibit 99.1

IDT Corporation Reports Fourth Quarter and Full Year Fiscal 2016 Results

NEWARK, NJ — September 28, 2016: IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $0.48 and Non-GAAP diluted EPS* of $0.50 on revenue of $368.1 million for the fourth quarter of its fiscal year 2016, the three months ended July 31, 2016.

For FY 2016, IDT reported diluted EPS of $1.03 and Non-GAAP diluted EPS* of $1.63 on revenue of $1,496.3 million.

FOURTH QUARTER AND FULL FISCAL YEAR 2016 HIGHLIGHTS

(Results for 4Q16 are compared to 4Q15, and results for FY 2016 are compared to FY 2015).

●	Revenue in 4Q16 was $368.1 million compared to $405.8 million. FY 2016 revenue was $1,496.3 million compared to $1,596.8 million;

●	Income from operations in 4Q16 was $6.2 million compared to $7.2 million. FY 2016 income from operations was $26.2 million compared to $93.1 million;

●	Adjusted EBITDA* in 4Q16 was $10.0 million compared to $12.4 million. FY 2016 Adjusted EBITDA* was $45.0 million compared to $44.5 million;

●	Diluted EPS in 4Q16 was $0.48 compared to $0.05. FY 2016 diluted EPS was $1.03 compared to $3.63;

●	Non-GAAP diluted EPS* in 4Q16 was $0.50 compared to $0.25. FY 2016 Non-GAAP diluted EPS* was $1.63 compared to $1.27;

●	IDT has declared a dividend of $0.19 per share for 4Q16 to be paid on or about October 20, 2016;

●	On June 1, 2016, IDT completed the spin-off of Zedge to its stockholders.

Management Remarks

Shmuel Jonas, IDT’s Chief Executive Officer, said, “Our financial results in the fourth quarter were consistent with recent trends. Our core telecom offerings continued to face revenue and margin pressure stemming in significant part from deregulation of the Mexico telecom market. The impact was mitigated by our continued focus on reducing SG&A expense.”

“Operationally, our BOSS Revolution international money transfer business, Net2Phone’s unified communications as a service offerings and our National Retail Solutions initiative are all meeting or beating expectations. As they achieve scale, each of these initiatives has the potential to become a significant contributor to IDT’s bottom line. In addition, we beta launched two new products after the quarter close -- PicuP, a telephony solution for very small businesses and, just two weeks ago, the next generation of the BOSS Revolution app with free peer-to-peer calling and messaging. Both are getting rave reviews. Across the IDT enterprise, we are intensifying our commitment to developing, deploying, investing and supporting innovative growth initiatives,” Mr. Jonas added.

*Throughout this release, Adjusted EBITDA, Non-GAAP Net Income, and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

4Q16 AND FULL FISCAL YEAR 2016 CONSOLIDATED RESULTS

Results (in millions, except EPS)	4Q16	3Q16	4Q15	4Q16- 4Q15 Change (%/$)	FY 2016	FY 2015	Fiscal 2016 - Fiscal 2015 Change (%/$)
Revenue	$368.1	$355.2	$405.8	(9.3)%	$1,496.3	$1,569.8	(6.3)%
Direct cost of revenue	$309.1	$293.2	$339.3	(8.9)%	$1,246.6	$1,328.4	(6.2)%
Direct cost of revenue as a percentage of revenue	84.0%	82.6%	83.6%	+40 BP	83.3%	83.2%	+10 BP
SG&A expense	$48.9	$51.6	$54.1	(9.5)%	$204.7	$222.2	(7.9)%
Depreciation and amortization	$5.0	$5.5	$5.0	+0.7%	$20.5	$18.4	+11.5%
Severance expense	$6.3	$0.2	$0.2	+$6.1	$6.5	$8.4	-$1.9
Other gains	$7.5	$1.1	-	+$7.5	$8.2	$75.3	-$67.1
Income from operations	$6.2	$5.7	$7.2	-$1.0	$26.2	$93.1	-$66.9
Adjusted EBITDA*	$10.0	$10.3	$12.4	(19.4)%	$45.0	$44.5	+1.1%
Net income attributable to IDT	$11.0	$4.2	$1.3	+$9.7	$23.5	$84.5	-$61.0
Diluted EPS	$0.48	$0.19	$0.05	+$0.43	$1.03	$3.63	$(2.60)
Non-GAAP net income*	$11.5	$8.6	$5.7	+$5.8	$37.3	$29.5	+$7.8
Non-GAAP diluted EPS*	$0.50	$0.38	$0.25	+$0.25	$1.63	$1.27	+$0.36
Net cash provided by operating activities	$13.2	$10.7	$2.8	+$10.4	$49.1	$30.5	+60.7%

4Q16 AND FY 2016 OPERATING RESULTS BY SEGMENT

(Results are for 4Q16 unless otherwise noted).

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 99.2% of IDT’s revenue in 4Q16 and 98.8% in FY 2016. TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Carrier Services, Payment Services and Hosted Platform Solutions.

TPS’ quarterly minutes of use (MOU) were 7.08 billion, a decrease from 7.47 billion (-5.1%) in 4Q15 and an increase from 6.97 billion (+1.6%) in 3Q16. The year over year decrease reflects declines in MOU in Retail Communications including both BOSS Revolution and traditional calling cards, and in Wholesale Carrier Services, while the sequential increase was due mostly to 4Q16 having 92 days compared to 90 in the prior quarter. For FY 2016, TPS’s MOU were 28.25 billion, a decrease from 29.31 billion (-3.6%) in FY 2015, primarily due to a decrease in Retail Communications MOU.

2

TPS’ revenue was $365.1 million, a decrease from $400.8 million (-8.9%) in the year ago quarter and an increase from $350.4 million (+4.2%) in the prior quarter. The sequential quarterly increase was driven by the greater number of days in the fourth quarter and an increase in Wholesale Carrier Services’ revenue. For FY 2016, TPS’ revenue was $1,477.9 million, a decrease from $1,572.7 million (-6.0%) in FY 2015.

TPS Revenue by Product Category (in millions)	4Q16	3Q16	4Q15	4Q16-4Q15 % Change in Revenue	4Q16 Revenue as a % of Total TPS Revenue
Retail Communications	$165.3	$164.5	$185.0	(10.6)%	45.3%
Wholesale Carrier Services	$136.5	$123.3	$151.5	(9.9)%	37.4%
Payment Services	$55.5	$55.0	$55.7	(0.5)%	15.2%
Hosted Platform Solutions	$7.8	$7.6	$8.6	(9.9)%	2.1%
Total TPS	$365.1	$350.4	$400.8	(8.9)%	100.0%

TPS Revenue by Product Category (in millions)	FY 2016	FY 2015	FY16-FY15 % Change in Revenue	FY16 Revenue as a % of Total TPS Revenue
Retail Communications	$672.2	$735.0	(8.6)%	45.5%
Wholesale Carrier Services	$555.1	$590.9	(6.1)%	37.6%
Payment Services	$219.2	$208.3	+5.2%	14.8%
Hosted Platform Solutions	$31.4	$38.5	(18.5)%	2.1%
Total TPS	$1,477.9	$1,572.7	(6.0)%	100.0%

Retail Communications revenue was $165.3 million in 4Q16, a decrease from $185.0 million (-10.6%) in the year ago quarter, due to declines in our BOSS Revolution PIN-less service’s sales on the US - Mexico corridor and in sales of our legacy traditional card products both in the U.S. and overseas. For FY 2016, Retail Communications revenue totaled $672.2 million, a decrease from $735.0 million (-8.6%) in FY 2015.

Wholesale Carrier Services’ revenue decreased to $136.5 million from $151.5 million (-9.9%) in 4Q15. For the full year, Wholesale Carrier Services’ revenue decreased to $555.1 million from $590.9 million (-6.1%) in FY 2015. The quarterly and full year decreases resulted primarily from the termination of a Latin American pricing opportunity pertaining to local currency exchange rate disparities coupled with declining sales of traditional carrier services.

Payment Services’ revenue decreased to $55.5 million from $55.7 million (-0.5%). The decrease reflected declines in revenue from IDT’s Gibraltar-based bank and in sales of International Mobile Top-Up (IMTU) products, partially offset by a 52% increase in revenue from the BOSS Revolution international money transfer business. FY 2016 Payment Services’ revenue increased to $219.2 million from $208.3 million (+5.2%) in FY 2015. The full year increase was driven primarily by continued growth of both IMTU products and international money transfer sales.

Hosted Platform Solutions’ revenue decreased to $7.8 million from $8.6 million (-9.9%) while full year revenue declined to $31.4 million from $38.5 million (-18.5%) for FY 2015. The decreases were in-line with expectations as they reflected lower rates incorporated into contract renewals with key cable telephony customers.

TPS’ direct cost of revenue as a percentage of TPS’ revenue was 84.4% in 4Q16, an increase of 10 basis points year over year and an increase of 100 basis points sequentially. For FY 2016, TPS’ direct cost of revenue was 84.1% of TPS’ revenue – unchanged from the prior year.

3

TPS’ SG&A expense decreased to $44.9 million from $49.4 million (-8.9%) in 4Q15 and from $46.7 million (-3.8%) in 3Q16. The year over year and sequential decreases primarily reflect reduced employee compensation and legal costs. Expressed as a percentage of TPS’ revenue, TPS’ 4Q16 SG&A remained at 12.3% compared to the year ago quarter and dropped 100 basis points compared to the prior quarter. TPS’ SG&A expense in FY 2016 decreased to $186.6 million from $199.6 million (-6.5%) in FY 2015, reflecting reduced employee headcount and compensation expense, marketing and advertising costs, and call center expense. As a percentage of revenue, SG&A expense in FY 2016 decreased 10 basis points to 12.6% compared to FY 2015.

TPS’ depreciation and amortization expense increased to $4.5 million from $4.3 million (+4.1%) in 4Q15 and decreased from $4.9 million (-8.5%) in 3Q16. Depreciation increased year-over-year due to higher levels of capital expenditures in recent periods to support investments in new products, including Net2Phone’s ‘unified communications as a service’ offerings, National Retail Solutions and the new BOSS Revolution calling app with messaging. For FY 2016, depreciation and amortization expense increased to $18.5 million from $16.2 million (+14.7%) in FY 2015 for the same reason.

TPS’ income from operations increased to $8.9 million from $8.8 million (+0.7%) in 4Q15 and from $6.3 million (+40.3%) in 3Q16. For FY 2016, TPS’ income from operations totaled $31.2 million compared to $27.0 million (+15.8%) in FY 2015. Income from operations in 4Q16 and FY 2016 include severance expense of $6.0 million (compared to $0.2 million in both 4Q15 and 3Q16) and a gain of $7.5 million on the sale of IDT’s Gibraltar based bank’s member interest in Visa Europe. In FY 2015, TPS’ income from operations also included $7.7 million in severance expense.

TPS’ Adjusted EBITDA decreased to $11.9 million from $13.4 million (-11.3%) in 4Q15 and increased from $11.5 million (+3.4%) in 3Q16. For FY 2016, Adjusted EBITDA decreased to $48.8 million from $50.8 million (-3.9%) in FY 2015.

CPS

Consumer Phone Services (CPS) sells local and long distance services domestically in 11 states, marketed under the brand name IDT America. CPS has been in harvest mode since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. Results this quarter and fiscal year conformed to expectations.

CPS’ revenue decreased to $1.6 million from $2.0 million (-19.2%) in 4Q15 and from $1.7 million (-5.0%) in the prior quarter. FY 2016 revenue decreased to $6.9 million from $8.6 million (-20.3%) in FY 2015. CPS’ income from operations decreased to $0.2 million from $0.3 million (-12.3%) in 4Q15 and $0.4 million (-31.7%) in 3Q16. Income from operations in FY 2016 was $1.2 million compared to $1.3 million (-3.2%) in FY 2015.

ALL OTHER

All Other includes IDT’s real estate holdings comprised of its public garage in Newark and commercial properties in Newark, Piscataway and Jerusalem, as well as other small businesses and investments.

All Other previously included Zedge, a platform and mobile app centered on self-expression, and Fabrix, a software development company specializing in cloud-based video storage and processing. Zedge was spun off from IDT to IDT’s shareholders on June 1, 2016. Because the disposition of Zedge did not meet the criteria to be reported as a discontinued operation, Zedge’s assets, liabilities, results of operations and cash flows were not reclassified. Accordingly, 4Q16 and FY 2016 results of operations for All Other include only one month and ten months of Zedge activity, respectively.

4

Fabrix was included in All Other until it was sold and deconsolidated in October 2014. In FY 2015, All Other includes two months of Fabrix’ results of operations compared to none in FY 2016 and none in the fourth quarter of either fiscal year.

All Other’s revenue was $1.4 million, a decrease from $3.0 million (-54.5%) in 4Q15. Zedge contributed revenue of $0.8 million in 4Q16 and $2.4 million in 4Q15. All Other’s FY 2016 revenue was $11.5 million compared to $15.4 million (-25.5%) in FY 2015. Zedge contributed $9.5 million and $9.1 million of All Other’s revenue in FY 2016 and FY 2015, respectively. In FY 2015, Fabrix contributed revenue of $4.2 million.

All Other’s income from operations in 4Q16 was $86 thousand compared to $449 thousand in 4Q15. Zedge generated a loss from operations of $32 thousand in 4Q16 and income from operations of $270 thousand in the year ago quarter. All Other’s income from operations was $4.2 million in FY 2016 compared $78.0 million in FY 2015. Zedge contributed $2.3 million to income from operations in FY 2016 and $100 thousand in FY 2015. Fabrix’s income from operations in FY 2015 was $948 thousand. All Other’s results also included a gain of $1.1 million in FY 2016 and $76.9 million in FY 2015 on the sale of IDT’s interest in Fabrix.

OTHER CONSOLIDATED RESULTS

Consolidated results for all periods presented include corporate overhead. In 4Q16, corporate G&A expense increased to $2.7 million from $2.3 million (+15.9%) in the year ago quarter and decreased from $2.8 million (-5.0%) in the prior quarter. Corporate G&A expense was $10.1 million in FY 2016 compared to $10.9 million (-7.8%) in FY 2015.

4Q16 net income attributable to IDT increased to $11.0 million from $1.3 million in the year ago quarter and from $4.2 million in 3Q16. Net income attributable to IDT in 4Q16 included a $2.7 million gain on foreign currency transactions and a benefit from income taxes of $2.1 million. For 4Q15, net income attributable to IDT was $1.3 million including a foreign currency transaction loss of $0.9 million and a provision for income taxes of $3.8 million. Net income attributable to IDT in 3Q16 included a foreign currency transaction gain of $0.6 million and a provision for income taxes of $1.3 million. FY 2016 net income attributable to IDT was $23.5 million including a $1.0 million gain on foreign currency transactions and a provision for income taxes of $4.1 million. In FY 2015, net income attributable to IDT was $84.5 million including a $1.7 million loss on foreign currency transactions and a provision for income taxes of $6.1 million. The full year decrease primarily reflects the $76.9 million gain on the sale of IDT’s interest in Fabrix in FY 2015.

At July 31, 2016, IDT had $162.5 million in unrestricted cash, cash equivalents and marketable securities. Additionally, at that date, IDT reported $98.8 million in current restricted cash and cash equivalents, which included $98.5 million of customer deposits held by IDT’s Gibraltar-based bank. Current assets and liabilities were $339.1 million and $343.8 million, respectively.

Net cash provided by operating activities during 4Q16 was $13.2 million, compared to $2.8 million during 4Q15 and $10.7 million in 3Q16. For the same periods, capital expenditures were $4.4 million compared to $5.7 million and $4.7 million, respectively. For FY 2016, cash provided by operating activities was $49.1 million compared to $30.5 million in FY 2015. Capital expenditures for FY 2016 totaled $18.4 million compared to $28.6 million in the prior year. The full year decrease in capital expenditures pertains primarily to investments made in FY 2015 to refurbish IDT’s headquarters building at 520 Broad Street in Newark, New Jersey.

5

DIVIDEND

IDT’s Board of Directors has declared a quarterly dividend of $0.19 per share of Class A and Class B common stock for the fourth quarter of FY 2016 to be paid on or about October 20, 2016. The dividend will be paid to stockholders of record as of the close of business on October 11, 2016. The ex-dividend date will be October 6, 2016. This distribution will be treated as an ordinary dividend for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

IDT will host an earnings conference call today beginning at 5:30 PM ET with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A recording of the conference call can be accessed one hour after the call concludes through October 5, 2016 by dialing 1-877-870-5176 (toll free from the US) or 1-858-384-5517 (international) and providing this conference code: 10091025. The recording will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir) following the call.

Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are also available in the Investor Relations portion of IDT’s website.

About IDT:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services to individuals and businesses primarily through its flagship BOSS Revolution® and Net2Phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

6

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands, except per share data)	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$109,537	$110,361
Restricted cash and cash equivalents	98,822	91,035
Marketable securities	52,949	40,287
Trade accounts receivable, net of allowance for doubtful accounts of $4,818 and $5,645 at July 31, 2016 and 2015, respectively	49,283	58,543
Receivable from sale of interest in Fabrix Systems, Ltd.	—	8,471
Prepaid expenses	15,189	17,304
Other current assets	13,273	14,344
TOTAL CURRENT ASSETS	339,053	340,345
Property, plant and equipment, net	87,374	91,316
Goodwill	11,218	14,388
Other intangibles, net	843	1,277
Investments	14,024	12,344
Deferred income tax assets, net	9,554	13,324
Other assets	7,592	12,688
TOTAL ASSETS	$469,658	$485,682
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$30,253	$29,140
Accrued expenses	117,434	139,272
Deferred revenue	86,178	86,302
Customer deposits	95,843	84,454
Income taxes payable	578	391
Note payable—current portion	—	6,353
Other current liabilities	13,534	3,000
TOTAL CURRENT LIABILITIES	343,820	348,912
Other liabilities	1,635	1,830
TOTAL LIABILITIES	345,455	350,742
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2016 and 2015	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,383 and 25,276 shares issued and 21,452 and 21,755 shares outstanding at July 31, 2016 and 2015, respectively	254	253
Additional paid-in capital	396,243	403,146
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,931 and 3,521 shares of Class B common stock at July 31, 2016 and 2015, respectively	(115,316)	(110,543)
Accumulated other comprehensive (loss) income	(3,744)	771
Accumulated deficit	(153,673)	(159,829)
Total IDT Corporation stockholders’ equity	123,797	133,831
Noncontrolling interests	406	1,109
TOTAL EQUITY	124,203	134,940
TOTAL LIABILITIES AND EQUITY	$469,658	$485,682

7

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2016	2015	2014
REVENUES	$1,496,261	$1,596,777	$1,651,541
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,246,594	1,328,363	1,367,266
Selling, general and administrative (i)	204,655	222,239	228,934
Depreciation and amortization	20,535	18,418	16,318
Research and development	—	1,656	10,018
Severance	6,510	8,363	—
TOTAL COSTS AND EXPENSES	1,478,294	1,579,039	1,622,536
Gain on sale of member interest in Visa Europe Ltd.	7,476	—	—
Gain on sale of interest in Fabrix Systems, Ltd.	1,086	76,864	—
Other operating (losses) gains, net	(326)	(1,552)	835
Income from operations	26,203	93,050	29,840
Interest income (expense), net	1,216	(159)	(148)
Other income (expense), net	2,049	(688)	(4,700)
Income before income taxes	29,468	92,203	24,992
Provision for income taxes	(4,110)	(6,088)	(3,982)
NET INCOME	25,358	86,115	21,010
Net income attributable to noncontrolling interests	(1,844)	(1,625)	(2,226)
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$23,514	$84,490	$18,784

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$1.03	$3.69	$0.85
Diluted	$1.03	$3.63	$0.82

Weighted-average number of shares used in calculation of earnings per share:
Basic	22,765	22,903	22,009
Diluted	22,815	23,247	22,937

(i) Stock-based compensation included in selling, general and administrative expenses	$2,680	$5,185	$5,382

8

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2016	2015	2014
OPERATING ACTIVITIES
Net income	$25,358	$86,115	$21,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,535	18,418	16,318
Deferred income taxes	3,809	5,877	2,487
Provision for doubtful accounts receivable	1,519	97	500
Gain on sale of interest in Fabrix Systems Ltd.	(1,086)	(76,864)	—
Gain on sale of member interest in Visa Europe Ltd.	(7,476)	—	—
Net realized (gain) loss from marketable securities	(543)	54	—
Gain on proceeds from insurance	—	—	(571)
Interest in the equity of investments	362	(1,699)	(1,282)
Stock-based compensation	2,680	5,185	5,382
Change in assets and liabilities:
Restricted cash and cash equivalents	(22,548)	(28,286)	(25,292)
Trade accounts receivable	616	640	(1,363)
Prepaid expenses, other current assets and other assets	8,372	2,122	(4,628)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(10,337)	(3,824)	(5,914)
Customer deposits	25,344	25,939	30,186
Income taxes payable	238	(301)	(29)
Deferred revenue	2,211	(2,939)	8,917
Net cash provided by operating activities	49,054	30,534	45,721
INVESTING ACTIVITIES
Capital expenditures	(18,370)	(28,556)	(17,021)
Proceeds from sale of interest in Fabrix Systems Ltd., net of cash and cash equivalents sold	9,557	59,678	—
Proceeds from sale of member interest in Visa Europe Ltd	5,597	—	—
Cash used for acquisition and purchase of investments	(2,002)	(125)	(175)
Proceeds from sales and redemptions of investments	634	119	1,038
Purchases of other intangibles	—	—	(250)
Proceeds from sale of building	—	—	250
Proceeds from insurance	—	—	571
Purchases of marketable securities	(46,909)	(52,360)	(20,658)
Proceeds from maturities and sales of marketable securities	35,011	24,126	17,323
Net cash (used in) provided by investing activities	(16,482)	2,882	(18,922)
FINANCING ACTIVITIES
Dividends paid	(17,358)	(47,594)	(13,635)
Distributions to noncontrolling interests	(1,834)	(2,050)	(1,888)
Cash of Zedge deconsolidated as a result of spin-off	(6,381)	—	—
Proceeds from sale of Zedge equity prior to the spin-off	374	—	—
Proceeds from capital raised by subsidiary	8,750	—	—
Purchases of stock of subsidiary	—	—	(1,133)
Proceeds from exercise of stock options	—	3,424	609
Proceeds from revolving credit loan payable	—	—	56,000
Repayments of borrowings including revolving credit loan payable	(6,353)	(13,271)	(64,318)
Purchase of Class B common stock from Howard S. Jonas	—	(7,500)	—
Repurchases of Class B common stock	(4,773)	(3,202)	(1,005)
Net cash used in financing activities	(27,575)	(70,193)	(25,370)
Effect of exchange rate changes on cash and cash equivalents	(5,821)	(6,685)	794
Net (decrease) increase in cash and cash equivalents	(824)	(43,462)	2,223
Cash and cash equivalents at beginning of year	110,361	153,823	151,600
Cash and cash equivalents at end of year	$109,537	$110,361	$153,823
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$1,205	$745	$743
Cash payments made for income taxes	$779	$320	$1,115
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Net assets excluding cash and cash equivalents of Zedge deconsolidated as a result of spin-off	$(4,681)	$—	$—
Shares of Visa Inc. Series C preferred stock received from sale of member interest in Visa Europe Ltd.	$1,580	$—	$—
Net liabilities excluding cash and cash equivalents of Fabrix Systems Ltd. sold	$—	$14,333	$—
Adjustment to liabilities in connection with the Straight Path Communications, Inc. spin-off	$—	$—	$1,624

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Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter Fiscal 2016 and 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for the fourth quarters of fiscal 2016 and 2015, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income from operations, add depreciation and amortization, severance expense, and other operating losses, and subtract the gain on the sale of member interest in Visa Europe Ltd. and the gain on the sale of interest in Fabrix Systems Ltd.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance expense, stock-based compensation, and other operating losses, and subtracts the gain on the sale of member interest in Visa Europe Ltd., the gain on the sale of interest in Fabrix Systems Ltd. and the tax benefit from group relief in the United Kingdom.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2016 and fiscal 2015 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance expense is also excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

The gains on the sale of member interest in Visa Europe Ltd. and the sale of the interest in Fabrix Systems Ltd., and the other operating losses, which are components of income from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT may select and incubate promising early stage businesses outside of its core business for eventual sale or spin-off to its stockholders. In addition, IDT will dispose of certain assets or incur costs related to legal matters. However, such gains or losses do not occur each quarter nor are they part of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

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Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

The tax benefit from group relief in the United Kingdom is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because it only indirectly related to the current results of IDT’s core operations. Group relief is only available after all prior net operating losses are utilized by one entity and that entity is able to utilize the current period losses of a related entity. Group relief is not anticipated to be ongoing and the related entities are expected to have a valuation allowance in future periods.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2016 (4Q16)
Adjusted EBITDA	$10.0	$11.9	$0.2	$0.6	$(2.7)
Subtract (Add):
Depreciation and amortization	5.0	4.5	-	0.5	-
Severance expense	6.3	6.0	-	-	0.3
Gain on sale of member interest in Visa Europe Ltd.	(7.5)	(7.5)	-	-	-
Income (loss) from operations	6.2	$8.9	$0.2	$0.1	$(3.0)
Interest income, net	0.3
Other income, net	2.8
Income before income taxes	9.3
Benefit from income taxes	2.1
Net income	11.4
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$11.0

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2016 (3Q16)
Adjusted EBITDA	$10.3	$11.5	$0.4	$1.3	$(2.8)
Subtract (Add):
Depreciation and amortization	5.5	4.9	-	0.6	-
Severance expense	0.2	0.2	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(1.1)	-	-	(1.1)	-
Income (loss) from operations	5.7	$6.3	$0.4	$1.8	$(2.8)
Interest income, net	0.2
Other income, net	0.1
Income before income taxes	6.0
Provision for income taxes	(1.3)
Net income	4.7
Net income attributable to noncontrolling interests	(0.5)
Net income attributable to IDT Corporation	$4.2

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2015 (4Q15)
Adjusted EBITDA	$12.4	$13.4	$0.3	$1.1	$(2.3)
Subtract:
Depreciation and amortization	5.0	4.3	-	0.6	-
Severance expense	0.2	0.2	-	-	-
Income (loss) from operations	7.2	$8.8	$0.3	$0.4	$(2.3)
Other expense, net	(1.6)
Income before income taxes	5.6
Provision for income taxes	(3.7)
Net income	1.9
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$1.3

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Year Ended July 31, 2016 (FY 2016)
Adjusted EBITDA	$45.0	$48.8	$1.2	$5.1	$(10.1)
Subtract (Add):
Depreciation and amortization	20.5	18.5	-	2.0	-
Severance expense	6.5	6.2	-	-	0.3
Gain on sale of member interest in Visa Europe Ltd.	(7.5)	(7.5)	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(1.1)	-	-	(1.1)	-
Other operating losses	0.3	0.3	-	-	-
Income (loss) from operations	26.2	$31.2	$1.2	$4.2	$(10.4)
Interest income, net	1.2
Other income, net	2.0
Income before income taxes	29.5
Provision for income taxes	(4.1)
Net income	25.4
Net income attributable to noncontrolling interests	(1.8)
Net income attributable to IDT Corporation	$23.5

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Year Ended July 31, 2015 (FY 2015)
Adjusted EBITDA	$44.5	$50.8	$1.3	$3.4	$(10.9)
Subtract (Add):
Depreciation and amortization	18.4	16.2	-	2.2	-
Severance expense	8.4	7.7	-	-	0.6
Gain on sale of interest in Fabrix Systems Ltd.	(76.9)	-	-	(76.9)	-
Other operating losses	1.5	-	-	-	1.5
Income (loss) from operations	93.1	$27.0	$1.3	$78.0	$(13.1)
Interest expense, net	(0.2)
Other expense, net	(0.7)
Income before income taxes	92.2
Provision for income taxes	(6.1)
Net income	86.1
Net income attributable to noncontrolling interests	(1.6)
Net income attributable to IDT Corporation	$84.5

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IDT Corporation

Reconciliations of Net Income to Non-GAAP

Net Income and Diluted EPS to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data Figures may not foot due to rounding to millions.

	4Q16	3Q16	4Q15	Year Ended July 31, 2016	Year Ended July 31, 2015

Net income	$11.4	$4.7	$1.9	$25.4	$86.1
Adjustments (add) subtract:
Stock-based compensation	(0.4)	(0.7)	(1.2)	(2.7)	(5.2)
Depreciation and amortization	(5.0)	(5.5)	(5.0)	(20.5)	(18.4)
Gain on sale of member interest in Visa Europe Ltd.	7.5	-	-	7.5	-
Gain on sale of interest in Fabrix Systems Ltd.	-	1.1	-	1.1	76.9
Tax benefit from UK group relief	0.9	-	-	0.9	-
Other operating losses	-	-	-	(0.3)	(1.5)
Severance expense	(6.3)	(0.2)	(0.2)	(6.5)	(8.4)
Total adjustments	(3.3)	(5.3)	(6.4)	(20.5)	43.4
Income tax effect of total adjustments	3.2	1.4	2.6	8.6	13.2
	0.1	3.9	3.8	11.9	(56.6)
Non-GAAP net income	$11.5	$8.6	$5.7	$37.3	$29.5

Earnings per share:
Basic	$0.49	$0.19	$0.05	$1.03	$3.69
Total adjustments	0.02	0.19	0.20	0.61	(2.40)
Non-GAAP EPS - basic	$0.51	$0.38	$0.25	$1.64	$1.29

Weighted-average number of shares used in calculation of basic earnings per share	22.7	22.6	23.0	22.8	22.9

Diluted	$0.48	$0.19	$0.05	$1.03	$3.63
Total adjustments	0.02	0.19	0.20	0.60	(2.36)
Non-GAAP EPS - diluted	$0.50	$0.38	$0.25	$1.63	$1.27

Weighted-average number of shares used in calculation of diluted earnings per share	22.8	22.7	23.2	22.8	23.2

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